                                                                 Exhibit (c) (2)


                             STOCKHOLDERS AGREEMENT


                  STOCKHOLDERS AGREEMENT dated as of August 16, 1999 (this "Agreement"), among the several stockholders of THE TURNER CORPORATION, a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"), HOCHTIEF AG, a corporation organized under the laws of Germany ("Parent"), and BETA ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser").


                  WHEREAS, Parent and Purchaser are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms being used herein as defined therein unless otherwise defined herein), with the Company, pursuant to which (i) Purchaser agrees to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "Offer") to acquire (A) all the issued and outstanding shares of Company Common Stock, including the associated Rights, for $28.625 per share of Company Common Stock (such amount, or any greater amount per share of Company Common Stock paid pursuant to the Offer, being the "Per Share Amount") and (B) all the issued and outstanding shares of Series C Preferred Stock and Series D Preferred Stock (collectively, the "Company Preferred Stock"), for an amount in cash equal to the product of the Per Share Amount multiplied by the number of shares of Company Common Stock issuable upon the conversion of such shares of Company Preferred Stock, in each case, net to the seller in cash (such amount, or any greater amount paid per share of Company Preferred Stock pursuant to the Offer, being the "Per Preferred Share Amount") (such Per Share Amount or Per Preferred Share Amount, as applicable, being hereinafter the "Purchase Price"); and (ii) following consummation of the Offer, Purchaser will merge with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of the number of shares of Company Common Stock and/or shares of Company Preferred Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with (i) any shares of Company Common Stock or shares of Company Preferred Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise and (ii) any shares of Company Common Stock or shares of Company Preferred Stock transferred to a Permitted Transferee in accordance with Section 6.01, such Stockholder's "Shares"); and

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholders agree to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto
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agree as follows:

                                    ARTICLE I

                                TENDER OF SHARES

                  SECTION 1.01. Tender of Shares. Each Stockholder, severally and not jointly, agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw, all such Stockholder's Shares; provided, however, that any Stockholder who would incur liability under Section 16(b) of the Exchange Act as a result thereof shall not be required to tender such Shares to the extent necessary to avoid such liability. Each Stockholder, severally and not jointly, acknowledges and agrees that Purchaser's obligation to accept for payment the Shares in the Offer, including any Shares tendered by such Stockholder, is subject to the terms and conditions of the Offer.

                                   ARTICLE II

                                VOTING AGREEMENT

                  SECTION 2.01. Voting Agreement. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until the close of business on the 180th day following termination of the Merger Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or of the Stockholder contained in this Agreement; and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the Transactions) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Offer, the Merger or this Agreement, including, but not limited to, any Superior Proposal.

                  SECTION 2.02. Irrevocable Proxy. If, and only if, any Stockholder fails to comply with the provisions of Section 2.01 (as determined by Parent in its sole discretion), such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of Parent, and each of its officers, as such Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law,
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with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 2.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted (the "Irrevocable Proxy"), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

                  SECTION 2.03. Conflicts. In the case of any Stockholder who is an officer or director of the Company, no provision of this Agreement shall prevent or interfere with such Stockholder's performance of his or her obligations, if any, solely in his capacity as an officer or director of the Company, including, without limitation, the fulfillment of his or her fiduciary duties under Delaware Law.

                                   ARTICLE III

                                   THE OPTION

                  SECTION 3.01. Grant of Option. Each Stockholder, severally and not jointly, hereby grants to Purchaser an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, of such Stockholder's shares of Company Common Stock and/or such Stockholder's shares of Company Preferred Stock at the applicable Purchase Price, net to such Stockholder in cash. Each Option shall expire if not exercised prior to the close of business on the 180th day following termination of the Merger Agreement.

                  SECTION 3.02. Exercise of Option. (a) Any or all of the Options may be exercised by Purchaser as to any Stockholder, at any time and from time to time, following termination of the Merger Agreement under circumstances in which the Fee (or any portion thereof) shall be payable and prior to the expiration of such Options.

                  (b) If Purchaser wishes to exercise an Option, Purchaser shall send a written notice (the "Exercise Notice") to the applicable Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the third business
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                                       4

day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and
(ii) the satisfaction of the conditions set forth in Section 3.02(d). For the purposes of this Agreement, the term "business day" means a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of New York.

                  (c) At the Closing, (i) each Stockholder whose Shares are being purchased shall deliver to Purchaser (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Purchaser, in its Exercise Notice delivered pursuant to Section 3.02(b), duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to each such Stockholder the aggregate Purchase Price for such Stockholder's Shares.

                  (d) The Closing shall be subject to the satisfaction of each of the following conditions:

                           (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser pursuant to the exercise of the Options illegal or otherwise restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options; and

                           (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act shall have expired or been terminated.

                  SECTION 3.03. Recapture. In the event Purchaser sells any Shares acquired pursuant to the exercise of an Option hereunder within the two-year period following the applicable Closing at a price in excess of the Purchase Price for such Shares, Purchaser shall promptly pay to the applicable Stockholder an amount equal to such excess (less any taxes incurred by Purchaser in connection therewith).

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                  Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and to Purchaser in respect of such Stockholder as follows:

                  SECTION 4.01. Organization, Qualification. (a) Such Stockholder, if it is an
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individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) Such Stockholder, if it is a corporation or other legal entity, (i) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement and (ii) is duly qualified or licensed as a foreign corporation to do business, and is, if applicable, in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such Stockholder or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and, if applicable, in good standing that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

                  (c) Such Stockholder, if it is a corporation, has heretofore furnished to Parent and Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of such Stockholder. Such Stockholder, if it is a trust, has heretofore furnished to Parent and Purchaser a complete and correct copy of the trust agreement or equivalent agreement, as amended to date, of such Stockholder. Such certificates of incorporation, by-laws or equivalent organizational documents and any of the provisions of such certificate of incorporation, by-laws or equivalent organizational documents are in full force and effect. Such Stockholder is not in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

                  SECTION 4.02. Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  SECTION 4.03. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws of such Stockholder that is a corporation, (ii) assuming satisfaction of the requirements set forth in Section 4.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Stockholder that is a trust, (iii) conflict with or violate any Law applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or
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                                       6

(iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent such Stockholder from performing its material obligations under this Agreement.

                  SECTION 4.04. Title to the Shares. As of the date hereof, such Stockholder is the record or beneficial owner of the number of shares of Company Common Stock, Series C Preferred Stock and/or Series D Preferred Stock set forth beneath such Stockholder's name on the signature page hereof. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder (other than Shares owned by others as to which such Stockholder may also be deemed a beneficial owner). The Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder. At the Closing, such Stockholder will deliver, and upon such delivery and payment of the Purchase Price therefor, as applicable, Purchaser will receive good, valid and marketable title to such Stockholder's Shares free and clear of any Liens, other than pursuant to this Agreement.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to each Stockholder as follows:

                  SECTION 5.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the
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                                       7

jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

                  SECTION 5.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the performance by Parent and Purchaser of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

                  SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in 5.03(b) below, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make
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                                       8

such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

                  SECTION 5.04. Investment Intent. The purchase of Shares from the Stockholders pursuant to this Agreement is for the account of Purchaser solely for the purpose of investment and not with a view to, or for offer or sale in connection, with any distribution thereof within the meaning of the Securities Act.

                                   ARTICLE VI

                          COVENANTS OF THE STOCKHOLDERS

                  SECTION 6.01. No Disposition or Encumbrance of Shares. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder or
(iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing; provided that each Stockholder shall be entitled to transfer all or any portion of such Stockholder's Shares to any Permitted Transferee who or which, as applicable, agrees in writing to be bound by the provisions of this Agreement. As used herein, "Permitted Transferee" means, in the case of any Stockholder who is a natural person and who is a signatory to this Agreement on the date hereof, a person who is the descendent or spouse of such Stockholder or a partnership, corporation or trust the entire beneficial interest of which is owned or controlled by such descendant or spouse and to whom or to which, as applicable, Shares are transferred from such Stockholder (i) by will or the laws of descent and distribution or (ii) by gift without consideration of any kind.

                  SECTION 6.02. No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder will not, directly or indirectly, through any officer, agent or otherwise, (a) solicit, initiate, accept or knowingly encourage the submission of any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal. Each Stockholder shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to
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                                       9

any Acquisition Proposal. Each Stockholder shall promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

                  SECTION 6.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, Parent, Purchaser and each Stockholder shall (i) if necessary, make promptly their respective filings, and thereafter make any other required submissions, under the HSR Act, with respect to this Agreement and (ii) use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of this Agreement; provided that neither Purchaser nor Parent will be required by this Section 6.03 to take any action, including entering into any consent decree, that requires the divestiture of a material amount of assets of any of Purchaser or Parent or their respective subsidiaries. In case any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                                   ARTICLE VII

                                   TERMINATION

                  SECTION 7.01. Termination. The Stockholders' obligation hereunder to tender, and not withdraw, their Shares pursuant to the Offer shall terminate on the expiration date of the Offer. The Options (including any Option as to which an Exercise Notice has been delivered but for which the Closing has not occurred) shall terminate in accordance with the provisions of Section 3.02(a). The remaining provisions of this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the effective time of the Merger and (b) the close of business on the 180th day following the termination of the Merger Agreement. Nothing in this Section 7.01 shall relieve any party of liability for any breach of this Agreement. Parent and Purchaser acknowledge that, in the event of termination of this Agreement, Stockholders shall no longer have the obligation to tender, and may withdraw, their Shares.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.
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                                       10

                  SECTION 8.02. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

         (a) if to Heinrich Baumann-Steiner, A. Gary Fieger, A. Gary Fieger Associates, Inc., Peter K. Steiner and EBSPSW Holding AG, addressed to it at:

                           Hagenholzstrasse 60
                           8050 Zurich
                           Switzerland
                           Telecopy: 011-411-305-2440
                           Attention: Heinrich Baumann-Steiner

                           with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Telecopy: (212) 558-3588
                           Attention: Richard R. Howe, Esq.

         (b)      if to any other Stockholder, addressed to such Stockholder:

                           c/o The Turner Corporation
                           375 Hudson Street
                           New York, New York 10014
                           Telecopy: (212) 229-6487
                           Attention: Sara J. Gozo, Esq.

                           with a copy to:
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                                       11

                           Fried, Frank, Harris Shriver & Jacobson
                           One New York Plaza
                           New York, New York 10019
                           Telecopy: (212) 859-4000
                           Attention: Kenneth R. Blackman, Esq.

                  (c)      if to Parent or Purchaser:

                           Hochtief AG
                           Opernplatz 2
                           45128 Essen
                           Germany
                           Telecopy: 011-49-201-824-2859
                           Attention: Dr. Ing.  Bernhard Burklin

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022
                           Telecopy:   (212) 848-7179
                           Attention:   Spencer D. Klein, Esq.

                  SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

                  SECTION 8.05. Further Assurances. Each Stockholder, Parent and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  SECTION 8.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.
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                                       12

                  SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 8.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any New York state or federal court sitting in The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

                  SECTION 8.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement.

                  SECTION 8.11. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  SECTION 8.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



                                                   /s/ ELLIS T. GRAVETTE, JR.
                                                   -----------------------------
                                         Name:     Ellis T. Gravette, Jr.
                                         Shares of Company
                                             Common Stock: 95,855



                                                   /s/ THOMAS C. LEPPERT
                                                   -----------------------------
                                         Name:     Thomas C. Leppert
                                         Shares of Company
                                             Common Stock: 0



                                                   /s/ ROBERT E. FEE
                                                   -----------------------------
                                         Name:     Robert E. Fee
                                         Shares of Company
                                             Common Stock: 15,350



                                                   /s/ LEIF LOMO
                                                   -----------------------------
                                         Name:     Leif Lomo
                                         Shares of Company
                                             Common Stock: 4,500



                                                   /s/ G. JEFFREY RECORDS, JR.
                                                   -----------------------------
                                         Name:     G. Jeffrey Records, Jr.
                                         Shares of Company
                                             Common Stock: 123,248





                                                   /s/ WALTER G. EHLERS
                                                   -----------------------------
                                         Name:     Walter G. Ehlers
                                         Shares of Company
                                             Common Stock: 61,750

                                                       /s/ CHARLES H. MOORE, JR.
                                                      --------------------------
                                                 Name:     Charles H. Moore, Jr.
                                                 Shares of Company
                                                   Common Stock: 8,000




                                                      /s/ JOHN O. WHITNEY
                                                     --------------------------
                                                 Name:     John O. Whitney
                                                 Shares of Company
                                                   Common Stock: 0



                                                      /s/ DONALD G. SLEEMAN
                                                     ---------------------------
                                                 Name:     Donald G. Sleeman
                                                 Shares of Company
                                                   Common Stock: 285

                                                 /s/ Heinrich Baumann-Steiner
                                                 -----------------------------
                                                 Name: Heinrich Baumann-Steiner
                                                 Shares of Company
                                                   Common Stock:    0
                                                                 ------



                                                 /s/ A. Gary Fieger
                                                 -----------------------------
                                                 Name: A. Gary Fieger
                                                 Shares of Company
                                                   Common Stock:   12,000
                                                                   ------



                                                 FIEGER INTERNATIONAL INC.


                                                 By: /s/ A. Gary Fieger
                                                     -------------------------
                                                 Name: A. Gary Fieger
                                                 Title: President
                                                 Shares of Company
                                                    Common Stock:   4,500
                                                                   ------

                                                 /s/ Peter K. Steiner
                                                 -----------------------------
                                                 Name: Peter K. Steiner
                                                 Shares of Company
                                                   Common Stock:    0
                                                                 ------

                                          EBSPSW HOLDING AG

                                          Shares of Series C
                                              Preferred Stock: 9,000
                                          Shares of Series D
                                              Preferred Stock: 6,000
                                          Shares of Company
                                              Common Stock: 30,750


                                          By: /s/ Heinrich Baumann-Steiner
                                             -----------------------------
                                             Name:  Heinrich Baumann-Steiner
                                             Title: Chairman

                                          By: /s/ Peter K. Steiner
                                             -----------------------------
                                             Name:  Peter K. Steiner
                                             Title: Vice-Chairman



                                          HOCHTIEF AG


                                          By: /s/ Hans-Peter Keitel
                                             -----------------------------
                                             Name:  Hans-Peter Keitel
                                             Title: President and
                                                    Chief Executive Officer


                                          By: /s/ Hans-Wolfgang Koch
                                             -----------------------------
                                             Name:  Hans-Wolfgang Koch
                                             Title: Member of the
                                                    Executive Board


                                          BETA ACQUISITION CORP.



                                          By: /s/ Hans-Wolfgang Koch
                                             -----------------------------
                                             Name: Hans-Wolfgang Koch
                                             Title: President and Chairman